Exhibit 4.7

RECAPITALIZATION AND EXCHANGE AGREEMENT

BY AND BETWEEN

CCIB HOLDCO, INC.

AND

CETUS CAPITAL II, LLC DATED

AS OF NOVEMBER 4, 2011

RECAPITALIZATION AND EXCHANGE

AGREEMENT

This Recapitalization and Exchange Agreement (as amended, restated or supplemented from time to time, this “Agreement”) is made and entered into as of November 4, 2011 by and between CCIB Holdco, Inc., a Delaware corporation (the “Company”), and Cetus Capital II, LLC, a Delaware limited liability company (“Cetus”).

RECITALS

WHEREAS, Cetus has previously acquired all existing indebtedness and the accrued interest thereon under that certain Credit Agreement dated June 25, 2005, as amended to date (the “Credit Agreement”), among Installed Building Products, LLC, a Delaware limited liability company (“IBP”), the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, GE Business Financial Services, as Syndication Agent, and The Huntington National Bank as Documentary Agent (such indebtedness and the accrued interest thereon (other than the Subordinate Loans, as defined in the Credit Agreement, and $7,466,000 of LIFO Loans, as defined in the Credit Agreement), the “First Lien Debt”);

WHEREAS, pursuant to that certain Subscription Agreement dated as of November 2, 2011 by and between Cetus and the Company, Cetus has previously acquired all of the currently issued and outstanding capital stock of the Company, consisting of one (1) share (such share, the “Original Stock”) of common stock, $0.01 par value per share (the “Common Stock”) in exchange for a contribution of cash to the capital of the Company in the amount of $10.00

WHEREAS, pursuant to those certain Subscription Agreements, each dated as of October 28, 2011 by and between the Company and each of Sub I-A, Sub I-B, Sub II-A and Sub li-B, the Company has previously acquired all the currently issued and outstanding capital stock of each of Sub I-A, Sub I-B, Sub II-A and Sub li-B in exchange for a contribution of cash by the Company to the capital of each of Sub I-A, Sub I-B, Sub II-A and Sub II-B in the amount of $100.00;

WHEREAS, pursuant to that certain Second Lien Debt Cancellation Agreement dated as of November 3, 2011 among Primstone Funding Company, LLC, IBP Funding Company, LLC and IBP (the “Second Lien Debt Cancellation Agreement”), all holders of Second Lien Debt have agreed to cancel tl1e Second Lien Debt and as such, the Second Lien Debt is no longer outstanding (the “Second Lien Debt Cancellation”).

WHEREAS, immediately after the Second Lien Debt Cancellation and pursuant to that certain Contribution and Exchange Agreement dated as of the date of the Second Lien Debt Cancellation among IBP Investment Holdings, LLC, a Delaware limited liability company (“SPE”), certain members of IBP Holdings, LLC and all the members of IBP Holdings II, LLC (“SPE Contribution Agreement”), all the members of IBP Holdings, LLC (other than IBP Management Holdings, LLC, a Delaware limited liability company (“IBP Management Holdings”)), and all the members of IBP Holdings II, LLC have contributed all their membership interests in IBP Holdings, LLC and IBP Holdings II, LLC, respectively, to the capital of SPE solely in exchange for membership interests in SPE (the “SPE Acquisition”) issued in accordance with the Operating Agreement of SPE (the “SPE Operating Agreement”);

WHEREAS, on a day no earlier or later than the day after the date of the Second Lien Debt Cancellation and SPE Acquisition, which shall be the Closing Date, and subject to the condition subsequent that all other Restructuring Transactions shall be timely completed thereafter, (i) pursuant to this Agreement, Cetus desires to contribute the First Lien Debt to the capital of the Company in exchange for (A) newly issued shares of Common Stock, and (B) newly issued shares of Series A Preferred Stock, $0.01 par value per share (the “Preferred Stock”), of the Company in accordance with the terms and subject to the conditions set forth in this Agreement, and (ii) pursuant to that certain Contribution and Exchange Agreement dated as of the date hereof by and among the Company, Sub 1-A and Sub 1-B (the “First Lien Debt Contribution Agreement”), immediately after such contribution to the capital of the Company, Cetus desires to (A) cause the Company to contribute the First Lien Debt in equal undivided interests to the capital of Sub I-A and Sub I-B, and (B) immediately after such contributions to the capital of Sub I-A and Sub I-B, pursuant to the Contribution Agreement, cause Sub I-A and Sub I-B to contribute the First Lien Debt to the capital of IBP Holdings, LLC, in exchange for a membership interest in accordance with that certain Fourth Amended and Restated Operating Agreement of IBP Holdings, LLC to be entered into on the Closing Date (the “Restated LLC Agreement”), whereupon the First Lien Debt will be cancelled (such last-mentioned exchange and cancellation, the “First Lien Debt Exchange”);

WHEREAS, immediately after the First Lien Debt Exchange and on the Closing Date, Cetus and the Company desire to cause (i) Sub I-A and Sub I-B to acquire the remaining membership interests in IBP Holdings pursuant to the IBP Holdings Merger, and (ii) Sub II-A and Sub li-B to acquire all the membership interests in IBP Holdings II, LLC pursuant to the IBP Holdings II Merger; and

WHEREAS, immediately after the consummation of the IBP Holdings Merger and IBP Holdings II Merger, Cetus and the Company desire IBP to enter into a new credit agreement and related transactions with Bank of America, N.A., and other parties (the “BofA Refinancing”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS.

For purposes of this Agreement, the following terms shall have the meanings given to them in this Article I:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. The terms “controls,” “controlled” and “common control with” mean the ability, by ownership of voting securities, contract, agreement or otherwise, directly or indirectly, to direct the managerial and operating policies of a Person.

“Agreement” is defined in the Preamble.

“agreement” means any written, oral, implied or other legally binding agreement, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indenmity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating thereto.

“Balance Sheet Date” is defined in Section 3.7(a).

“BofA Refinancing” is defined in the Recitals.

“Business Day” means any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required to close.

“Call Right” is defined in Section 8.1.

“CERCLA” means the Comprehensive Environmental Response and Liability Act.

“Cetus” is defined in the Preamble.

“Cetus LIFO Loans” means $7,466,000 of LIFO Loans under the Credit Agreement made by Cetus thereunder and all accrued and unpaid interest thereon.

“Change in Control Agreement” is defined in Section 3.17.

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in the Preamble.

“Company” is defined in the Preamble.

“Company Approval” means the approval of the Company Board and the holders of Company Capital Stock as required pursuant to the terms of the Company’s Organizational Documents and any applicable Law, in each case as in effect as of the date hereof.

“Company Authorizations” is defined in Section 3.28.

“Company Balance Sheet” is defined in Section 3.7(a).

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Common Stock and the Preferred Stock, collectively.

“Company Disclosure Schedule” is defined in Article III.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (whether written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has within the prior six (6) years been maintained, contributed to, or required to be contributed to, by the Company or any of the Subsidiaries for the benefit of any Employee, or pursuant to which the Company or any of the Subsidiaries has or may have any material liability, contingent or otherwise.

“Company Financial Statements” is defined in Section 3.7(a).

“Company Intellectual Property” means (other than off-the-shelf software purchased by the Company or a Subsidiary and used in the ordinary course of business) any trademark, service mark, trade name, logo, copyright, patent, invention (whether or not patentable), know-how, technology, industrial design, web address, web site or domain name that is used, or is held for use in the business of the Company or any of the Subsidiaries, as currently conducted or as currently proposed to be conducted, and all good will associated with the business of the Company and the Subsidiaries.

“Company Option Plan” is defined in Section 3.6(b)(i).

“Company Products” means each product developed, manufactured, sold, licensed, leased or delivered by the Company or any of the Subsidiaries.

“Company Securities” means the Company’s Capital Stock and all other classes or series of capital stock of the Company, if any.

“Contamination” means the presence, Release, threat of Release of or exposure to Hazardous Materials at, on, under, emanating from or migrating onto any real property, including in soil or other subsurface media, groundwater, or surface water in amounts, concentrations or levels at or above which notification, remediation or other response actions are required by any Governmental Entity, including the EPA or pursuant to applicable Environmental Laws.

“Credit Agreement” is defined in the Recitals.

“Disclosable Contract” is defined in Section 3.16(b).

“Distribution” means a declaration, setting aside or payment by the Company or any of the Subsidiaries of any dividend or other distribution (whether in cash, equity or property) on or with respect to, or redemption, purchase or other acquisition by the Company or any of the Subsidiaries of, any Company Security, any Subsidiary Security or any Security Right with respect thereto.

“DOL” means the United States Department of Labor.

“Employee” means any current employee, officer, manager or director of the Company or any of the Subsidiaries.

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement currently in effect between the Company, any of the Subsidiaries or IDH and any Key Executive Employee or Key Employee.

“Environmental Law” means any common law or federal, state, county, regional, district, local or foreign statute, treaty, ordinance, rule, regulation, policy, guidelines, standards, Permit or order, and all amendments thereto, relating to the protection of human health, safety, wildlife or the environment, including all requirements pertaining to: (i) the manufacture, processing, distribution, use, presence, production, handling, treatment, transportation, storage and disposal of Hazardous Materials; (ii) the reporting, investigation and remediation of Releases of Hazardous Materials into any media, including soil, subsurface strata, groundwater, surface water and air; (iii) the health and safety of employees in the workplace or of any member of the public; (iv) natural resources; (v) wetlands; and (vi) endangered or threatened species or habitats, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), RCRA, Safe Drinking Water Act (42 U.S.C.§3000(£) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), CERCLA, and other similar state, local and foreign statutes, and any regulations promulgated thereto.

“Environmental Liabilities” means all past, present and future claims, of any kind or nature, contingent or otherwise, foreseeable or unforeseeable, suits, causes of actions, demands, losses, damages (including foreseeable and unforeseeable consequential damages, lost profits, lost rents, punitive damages, natural resource damages and diminution of property value), liabilities, fines, penalties, costs, taxes, charges, liens, judicial proceedings, orders, judgments, settlements, administrative proceedings (including notices of non-compliance or violation, charges, directives, demands, requests for information, compliance orders and consent decrees), remedial actions and compliat1ce requirements (including reporting, investigation, monitoring, response, abatement, restoration and cleanup), third party claims (including tort, personal injury, economic and property claims) and expenses (including reasonable attorney’s fees and expenses, costs of defense, and costs of expe1is and consultants) related to or arising out of, indirectly or directly, in whole or in part, Environmental Laws, or any Releases of Hazardous Materials.

“Environmental Permits” is defined in Section 3.22(d).

“EPA” means the Environmental Protection Agency.

“Equipment” means all machinery, installations, equipment, trucks, trailers, other vehicles, furniture, tools, spare parts, supplies, materials and other tangible personal property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of the Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Exchange” is defined in Section 2.1.

“First Lien COD” is defined in Section 7.2(b).

“First Lien Debt” is defined in the Recitals.

“First Lien Debt Cancellation Agreement” is defined in Section 7.3.

“First Lien Debt Contribution Agreement” is defined in the Recitals.

“Fundamental Representations” is defined in Section 6.1.

“GAAP” is defined in Section 3.7(a).

“Governmental Entity” means any (i) federal, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body; (ii) public primary, secondary or higher educational institution; or (iii) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Material” means any chemical or substance that is listed, regulated or defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, hazardous chemical, carcinogen, mutagen, reproductive toxicant, explosive substance, corrosive substance, flammable or ignitable substance, or pollutant or contaminant under any Environmental Laws, including (i) radioactive substances; (ii) asbestos; (iii) radon gas; (iv) polychlorinated biphenyls (PCBs); (v) petrochemicals, petroleum (including crude oil and any fractions thereof) and petroleum products, and any additives thereto (including MTBE); (vi) natural or synthetic gas or any mixture thereof, (vii) medical or infectious waste; (viii) lead-based paint; (ix) urea foam insulation; (x) perchlorate; (xi) mercury or any of the other RCRA metals; (xi) fungi, bacterial or viral matter, whether or not living; and (xii) any other chemical, material or substance the discharge, emission or Release of which is prohibited, limited or regulated by applicable Environmental Law.

“IBH” means IBP Holding Company.

“IBP” has the meaning given in the Recitals.

“IBP Holdings, LLC” means IBP Holdings, LLC, a Delaware limited liability company.

“lBP Holdings II, LLC” means IBP Holdings II, LLC, a Delaware limited liability company.

“IBP Holdings Merger” means the merger of Merger Sub I-A and Merger Sub I-B with and into IBP Holdings, LLC in accordance with the IBP Holdings Merger Agreement.

“lBP Holdings Merger Agreement” means the Restructuring Documentation relating to the IBP Holdings Merger.

“IBP Holdings II Merger” means the merger of Merger Sub II-A and Merger Sub li-B with and into IBP Holdings II, LLC.

“IBP Holdings II Merger Agreement” means the Restructuring Documentation relating to the IBP Holdings II Merger.

“IBP Management Holdings, LLC” means IBP Management Holdings, LLC, a Delaware limited liability company.

“Improvements” means all plants, buildings, structures, fixtures and improvements of all kinds.

“Indebtedness” means, without duplication, with respect to any Person (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances); (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) ail obligations as lessee capitalized in accordance with GAAP; (v) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed; (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations; (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements; and (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).

“Indemnified Parties” is defined in Section 6.2.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means the ten (10) most highly compensated employees of the Company, any of the Subsidiaries or JBH, other than any Key Executive Employee.

“Key Executive Employee” means each of Jeffrey Edwards, William W. Jenkins, Michael Miller, Randall Williamson, Scott Jenkins, Warren Pearce and Matt Momper.

“knowledge” (including any derivation thereof such as “known”) means the actual knowledge, after due inquiry of those individuals who would have knowledge of the matter in question, of any of (i) the officers and directors of the Company or any of the Subsidiaries and (ii) the Key Executive Employees.

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Leased Real Property” is defined in Section 3.13(b).

“Liens” means any lien, pledge, mortgage, deed of trust, security interest, retention of title or lease for security purposes, claim, license, charge, option, right of first refusal, easement, right of way, covenant, condition, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever of any kind.

“Losses” means claims, liabilities, costs, penalties, damages (including solely with respect to Third-Party Claims and not with respect to any other claims, punitive, special, exemplary or similar damages claimed by such third party), deficiencies, losses, Taxes, reduction in net operating losses, diminution in value, interest and penalties and expenses (including reasonable attorneys’ fees and expenses and expenses of other out-of-pocket expenses incurred in investigating and defense).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, condition (financial or other), operations or results of operations of the Company and the Subsidiaries taken as a whole or (h) the ability of the Company to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Transactions in a timely manner.

“Merger Sub I-A” means IBHL Acquisition A, LLC, a Delaware limited liability company.

“Merger Sub I-B” means IBHL Acquisition B, LLC, a Delaware limited liability company.

“Merger Sub II-A” means IBHL Acquisition IT-A, LLC, a Delaware limited liability company.

“Merger Sub II-B” means IBHL Acquisition II-B, LLC, a Delaware limited liability company.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, regulations, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Original Stock” has the meaning given in the Recitals.

“Owned Real Property” is defined in Section 3.13(a).

“Permits” means all permits, licenses, franchises, concessions, consents, authorizations, approvals, registrations, filings and other similar acts of or made with any Governmental Entity held by the company that may lawfully be assigned, transferred, modified or amended to reflect a change in ownership or operational control.

“Permitted Lien” means any Lien that: (i) arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings; (ii) represents the rights of customers, suppliers and subcontractors in the ordinary course of business, consistent with past practice, under the terms of the Disclosable Contracts or under general principles of commercial or government contract law; (iii) in the case of any Disclosable Contract, contains restrictions against the transfer or assignment thereof that are included in the terms of such Disclosable Contract; (iv) are carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business; (v) are pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (vi) are deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (vii) arise in connection with easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; (viii) secure Indebtedness in connection with the Credit Agreement, and (ix) individually or in the aggregate would not reasonably be expected to interfere in any material respect with the normal operations of the Company; provided, that Permitted Liens shall not include voluntary mortgages, deeds of trust, security instruments or other liens securing Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, firrn, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Preferred Stock” is defined in the Preamble.

“Related Agreements” is defined in Section 3.2.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migration, leaching, placing, discarding, dumping or disposing of any Hazardous Material into the environment (including the abandonment of barrels, containers or other closed receptacles containing any Hazardous Materials).

“Representatives” means with respect to each party hereto, such party’s directors, trustees, managers, partners, stockholders, officers, employees, representatives {including financial advisors, attorneys, accountants and consultants) and Affiliates, including such Affiliate’s Representatives.

“Restated LLC Agreement” is defined in the Recitals.

“Restructuring Documentation” means those certain documents, agreements and certificates listed on Schedule 1 hereto.

“Restructuring Transactions” means those certain transactions listed on Schedule 2 hereto.

“Second Lien COD” is defined in Section 7.2(d).

“Second Lien Debt” means those certain indebtedness of the Company classified as

Subordinate Loans under the Credit Agreement.

“Second Lien Debt Cancellation” is defined in the Recitals.

“Second Lien Debt Cancellation Agreement” is defined in the Recitals.

“Security Right” means, with respect to any Company Security or any Subsidiary Security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. “Security Right” includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting, and includes rights conferred by any Law, the Company’s or any of the Subsidiaries’ Organizational Documents or by agreement.

“Shares” is defined in Section 2.1.

“SPE” means IBP Investment Holdings, LLC, a Delaware limited liability company.

“SPE Acquisition” is defined in the Recitals.

“SPE Contribution Agreement” is defined in the Recitals.

“SPE Operating Agreement” is defined in the Recitals.

“Stockholders Agreement” means the Stockholders Agreement by and among the Company, Cetus and the other parties thereto, dated as of the Closing Date.

“Sub I-A” means IBHL A Holding Company, Inc., a Delaware corporation.

“Sub I-B” means IBHL B Holding Company, Inc., a Delaware corporation.

“Sub II-A” means IBHL II-A Holding Company, Inc., a Delaware corporation.

“Sub lI-B” means IBHL II-B Holding Company, Inc., a Delaware corporation.

“Subsidiary” is defined in Section 3.5(a).

“Subsidiary Securities” is defined in Section 3.5(b).

“Tax” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax imposed under Section 1374, and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law)), as a transferee or successor, by contract or otherwise, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements, reports, accounts, computations, assessments, registrations and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Third Party Claim” means the assertion by any third party of any claim against the Company, any Subsidy or any Indemnified Party that, in the judgment of Cetus, may result in the occurrence of Losses for which an indemnified Party would be entitled to indemnification pursuant to this Agreement.

“Transactions” is defined in Section 2.2.

ARTICLE II

EXCHANGE

Section 2.1 Exchange. Upon the terms and subject to the conditions set forth herein, at the Closing the Company shall sell, assign, convey, transfer and deliver to Cetus 299,999 newly issued shares of Common Stock and 1,000 newly issued shares of Preferred Stock free and clear of all Liens (collectively, the “Shares”), and in exchange therefor Cetus shall contribute the First Lien Debt to the capital of the Company, free and clear of all Liens (the “Exchange”). The Original Stock shall remain issued and outstanding in the hands of Cetus immediately after the Exchange. Immediately after the Exchange, pursuant to the First Lien Debt Exchange Agreement, (i) the Company shall contribute to the capital of each of Sub I-A and Sub I-B a one-half undivided interest in the First Lien Debt (so that upon such contribution Sub I-A and Sub I-B together hold all the First Lien Debt), and (ii) immediately after such contribution Sub I-A and Sub I-B shall contribute the First Lien Debt to the capital of IBP Holdings, LLC in exchange for a membership interest in accordance with the Restated LLC Agreement

Section 2.2 Closing. The consummation (the “Closing”) of the Exchange and the other transactions contemplated by this Agreement, the Restructuring Documentation and the Related Agreements (collectively the “Transactions”) will take place in the sequence described on Schedule 2 hereto, at the offices of Sheppard, Mullin, Richter & Hampton LLP, 30 Rockefeller Plaza, New York, NY I 0112 unless another sequence or place is agreed to by the Company and Cetus. The date upon which the Closing occurs is herein referred to as the “Closing Date”.

Section 2.3 Exchange Procedures. On the Closing Date, (a) Cetus shall deliver or cause to be delivered to the Company assignments for the First Lien Debt to be exchanged hereunder, and (b) the Company shall deliver or cause to be delivered to the Company one or more certificates evidencing the Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule, dated as of the date hereof, and delivered herewith by the Company to Cetus (the “Company Disclosure Schedule”) corresponding to the applicable section and subsection or clause of this Article III, the Company hereby represents and warrants to Cetus as of the Closing, assuming the consummation of all of the Restructuring Transactions (including the Exchange), other than as specifically set forth in any particular representation and warranty, as follows. Notwithstanding the location of any information disclosed in the Company Disclosure Schedule, any information disclosed in one such Schedule shall be deemed to be disclosed in such other Schedules and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from its face to be applicable to such other Schedules and such other representations and warranties.

Section 3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Except as set forth on Schedule 3.1, the

Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 3.1. The Company is or will be duly licensed or qualified in all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Cetus an accurate and complete copy of the Company’s Organizational Documents, each as amended to date and in full force and effect on the date hereof. The Company has not violated its Organizational Documents in any material respect. Schedule 3.1 also lists every state or foreign jurisdiction in which the Company has facilities, maintains an office or has a current Employee, consultant or contractor. The Company has not conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

Section 3.2 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and each of the other agreements, certificates or documents contemplated hereby, including the Restructuring Documentation (collectively, the “Related Agreements”) to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The Company Approval has been obtained, and constitutes all of the necessary action or authorization on the part of the Company, the Company Board or the stockholders of the Company for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Transactions. This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing or thereafter, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Cetus, this Agreement constitutes, and in the case of the Related Agreements, assuming due authorization, execution and delivery by the other parties thereto, they will at Closing or thereafter constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.3 No Conflict; Compliance with Laws. Assuming the consents, waivers and approvals set forth on Schedule 3.4(b) are obtained, the execution, delivery and performance by the Company of this Agreement and by the Company or any Subsidiary of the Related Agreements to which the Company or such Subsidiary is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or result in the imposition or creation of any Lien upon the Shares or any Lien upon any of the Company’s or any of the Subsidiaries’ properties or assets (tangible or intangible), or cause the Company or any of the Subsidiaries to become subject to, or liable for, the payment of any Tax under: (a) any provision of the Organizational Documents of the Company or any of the Subsidiaries; (b) any agreement to which the Company or any of the Subsidiaries is a party or by which they or any of their respective properties or assets is bound, including any Disclosable Contract; (c) any Company Authorization; or (d) any Law applicable to the Company or any of the Subsidiaries or any of their respective properties or assets (whether tangible or intangible), in each case that would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.3, the Company and each Subsidiary has complied, and is now complying, with all Laws applicable to it and its business, properties and assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 3.4 Consents.

(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company or any of the Subsidiaries in connection with the execution, delivery and performance by the Company or any of the Subsidiaries of this Agreement and the Related Agreements to which the Company or any of the Subsidiaries is a party or the consummation by the Company and the Subsidiaries of the Transactions.

(b) Schedule 3.4(b) sets forth all notices to, and all consents, waivers and approvals of, parties to any material agreement (including any Disclosable Contract) to which the Company or any of the Subsidiaries is a party or by which they or their properties are bound that are required thereunder in connection with the Transactions, or for any such material agreement to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of the Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such material agreement had the Transactions not occurred) after the Closing Date so as to preserve all rights of, and benefits to, the Company and the Subsidiaries, as the case may be, under such material agreement from and after the Closing Date.

Section 3.5 Subsidiaries.

(a) Except for the Persons set forth on Schedule 3.5(a) (each a “Subsidiary”), the Company does not, own directly or indirectly, any capital stock of or any other equity or ownership interest in, or control, directly or indirectly, any other Person, and the Company is not directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 3.5(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except as set forth on Schedule 3.5(a) and except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Cetus an accurate and complete copy of each Subsidiary’s Organizational Documents, each as amended to date and in full force and effect on the date hereof. None of the Subsidiaries has violated its Organizational Documents in any material respect. Schedule 3.5(a) lists, with respect to each Subsidiary, every jurisdiction in which such Subsidiary has facilities, maintains an office or has a current Employee, consultant or contractor. Except as set forth on Schedule 3.5(a), none of the Subsidiaries conduct any business under or otherwise use for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

(b) The authorized capitalization of each Subsidiary, including the identity of each holder of any outstanding equity interest therein, is set forth on Schedule 3.5(b). Except as set forth on Schedule 3.5(b), all of the outstanding capital stock of, or other equity or ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien (except pledges of capital stock or other equity or ownership interests in certain Subsidiaries made in connection with the Credit Agreement) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests). There are no outstanding (i) Company Securities or securities of any of the Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock or other voting securities or equity or ownership interests in any Subsidiary (“Subsidiary Securities”) or (ii) except as set forth on Schedule 3.5(b), Security Rights for any Subsidiary Securities. Except as set forth on Schedule 3.5(b). There are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding Subsidiary Securities have been duly authorized and are validly issued, fully paid and non-assessable;

Section 3.6 Company Capital Structure.

(a) The authorized capital stock of the Company consists of(i) 1,000,000 shares of Common Stock, of which the Original Stock is issued and outstanding, and (ii) 1,000 shares of Preferred Stock, consisting of 1,000 shares of Series A Preferred Stock, of which no shares are issued and outstanding. The holders of all of the issued and outstanding shares of capital stock of the Company are set forth on Schedule 3.6(a). Except as set forth on Schedule 3.6(a), the Company does not have any shares of preferred stock or any other shares of capital stock or any other equity or ownership interests of any kind authorized, designated, issued or outstanding. Upon issuance to Cetus, all of the Shares will be (i) duly authorized, validly issued, fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s Organizational Documents or any agreement to which the Company is a party, and (ii) offered, sold, issued and delivered by the Company in all material respects in compliance with the terms of any applicable agreement or other understanding to which the Company is a party, the Organizational Documents of the Company and all applicable Laws. There are no restrictions of any kind on the transfer of the Shares except those imposed by foreign, federal and state securities Laws or by agreement to which Cetus is a signatory. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(b) (i) Except for the Company’s 2011 Stock Option Plan (the “Company Option Plan”), neither the Company nor any of the Subsidiaries has any stock option plan or any other plan or agreement providing for equity or equity based compensation to any Person. The Company Option Plan has been or will be duly authorized, approved and adopted by the Company Board and the Company’s stockholders and is or will be in full force and effect. The Company has reserved for issuance to Employees of and consultants to the Company and the Subsidiaries no shares of Common Stock under the Company Option Plan, of which no options to purchase shares of Common Stock have been granted and are outstanding.

(ii) There are no outstanding Security Rights for or related to any Company Security (except as provided herein, in the Certificate of Incorporation of the Company and the Stockholders Agreement), whether or not currently exercisable. Except as set forth on Schedule 3.6(b)(ii), none of the Company or any of the Subsidiaries has or is bound by any

(A) commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Security or any Subsidiary Security or (B) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Security Right for or related to any Company Security or Subsidiary Securities. Except as set forth on Schedule 3.6(b)(ii), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of the Subsidiaries.

(c) Except for the Stockholders Agreement and except as set forth on Schedule 3.6(c), there are no (i) voting trusts, proxies or other agreements or understandings with respect to the Shares, any Company Securities or any Subsidiary Securities to which the Company or any of the Subsidiaries is a party, by which the Company or any of the Subsidiaries is bound, or of which the Company has knowledge, or (ii) agreements or understandings to which the Company or any of the Subsidiaries is a party, by which the Company or any of the Subsidiaries is bound, or of which the Company has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Shares, any Company Securities or any Subsidiary Securities. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions by the Company does not implicate any rights or obligations under any agreements with investors that have not been extinguished in connection with the Transactions, complied with or waived. The holders of shares of Company Capital Stock and any other Company Security and any Subsidiary Security and any Security Right with respect to any of the forgoing have been properly given notice or shall have properly waived any required notice prior to the Closing.

Section 3.7 Company Financial Statements and Internal Controls.

(a) Schedule 3.7(a) sets forth (i) the audited consolidated balance sheets and the related audited consolidated statements of operations, changes in members’ equity and cash flows of IBP Holdings, LLC and IBP Holdings II, LLC and their respective Subsidiaries for the fiscal year ended December 31, 2009 and the opinion of Crowe Horwath, LLP, the Company’s independent auditor, thereon, (ii) the draft unaudited consolidated balance sheets and the related unaudited . consolidated statements of operations, changes in members’ equity and cash flows of IBP Holdings, LLC and its Subsidiaries for the fiscal year ended December 31, 2010, (iii) the reviewed consolidated balance sheets and the related reviewed consolidated statements of operations, changes in members’ equity and cash flows of IBP Holdings II, LLC and its Subsidiaries for the fiscal year ended December 31, 2010 and (iv) the unaudited consolidated balance sheets (the “Company Balance Sheet’’) of IBP Holdings, LLC and IBP Holdings II, LLC and their respective Subsidiaries as of September 30, 2011 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations and cash flows of such entities for the nine (9)-month period then ended (the financial statements referred to in items (i) through (iv), collectively, the “Company Financial Statements”). The Company Financial Statements are accurate and complete in all material respects and have been prepared from the books and records of the Company and in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated and consistent with each other, except for the absence of footnotes in the case of the unaudited Company Financial Statements. The Company Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of IBP Holdings, LLC and IBP Holdings II, LLC and their respective Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim Company Financial Statements, to normal year-end adjustments, which were not material in amount or significance. The revenue recognition policy of IBP Holdings, LLC and IBP Holdings II, LLC and their respective Subsidiaries is consistent with GAAP.

(b) The Company has in place systems and processes that are customary for a company at the same stage of development as the Company and that are designed to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that is required to be disclosed in the Company Financial Statements. Neither the Company nor any of the Subsidiaries nor, to the Company’s knowledge, any Employee, auditor, accountant or representative of the Company or any of the Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Company Financial Statements. To the Company’s knowledge, there have been no instances of fraud on the part of the Company or any of the Subsidiaries, whether or not material, that occurred during any period covered by the Company Financial Statements.

(c) To the Company’s knowledge, no Employee has provided or threatened to provide information to any Governmental Entity regarding the commission of any crime or the violation of any Law applicable to the Company, any of the Subsidiaries or any part of their respective operations.

(d) During the periods covered by the Company Financial Statements, the Company’s external auditor was independent of the Company and its management. Schedule 3.7(d) lists each written report by the Company’s external auditors to the boards of directors of IBP Holdings, LLC and IBL Holdings II, LLC, or any committee thereof, or the management of such companies concerning any period covered by the Company Financial Statements.

Section 3.8 Liabilities.

(a) Except liabilities: (i) recorded or reserved against on the Company Balance Sheet; (ii) incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practice; or (iii) as set forth on Schedule 3.8(a), the Company and the Subsidiaries do not have any material debts, liabilities, demands or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise). Neither the Company nor any of the Subsidiaries has any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended).

(b) Schedule 3.8(b) lists: all notes payable and other Indebtedness of the Company and the Subsidiaries as of the date hereof (excluding trade payables). All material accounts payable of the Company and the Subsidiaries that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company and the Subsidiaries represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been or will be delivered to the Company or the Subsidiaries.

(c) Neither the Company nor any of the Subsidiaries has, at any time: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony. The Company and the Subsidiaries, taken as a whole, will not be insolvent immediately following the consummation of the Transactions. To the knowledge of the Company, none of the Key Employees or Key Executive Employees has been convicted of, or pleaded guilty or no contest to, any felony during the prior five (5) years.

Section 3.9 Absence of Certain Changes. Except as set forth on Schedule 3.9 or as specifically contemplated by this Agreement (including Schedules I and 2), since the Balance Sheet Date through the date hereof there has not been, occurred or arisen any:

(a) transaction by the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with past practices;

(b) amendments or changes to the Organizational Documents of the Company or of any of the Subsidiaries;

(c) capital expenditure or capital commitment by the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with past practices;

(d) payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of the Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practices;

(e) (i) request by the Company or any of the Subsidiaries to accelerate the payment of any accounts receivable; or (ii) change to the Company’s or any of the Subsidiaries’ cash management practices, in each case except in the ordinary course of business and consistent with past practice;

(f) destruction of, damage to or loss of any material assets of the Company or any of the Subsidiaries (whether or not covered by insurance), or loss of any material business or customer of the Company or any of the Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

(g) work stoppage, labor strike or other labor trouble, or any material action, suit, claim, demand, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company or any of the Subsidiaries, including charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(h) change in accounting methods or practices (including any change m depreciation or amortization policies or rates) by the Company or any of the Subsidiaries;

(i) revaluation by the Company or any of the Subsidiaries of any of its material assets, including the writing down of the value of any material inventory or writing off of material notes or accounts receivable, except in the ordinary course of business consistent with past practices;

(j) (i) Distribution; (ii) split, combination or reclassification of any Company Security or any Subsidiary Security; (iii) issuance or authorization of the issuance of any Company Security, any Subsidiary Securities (other than the issuance of Common Stock upon the exercise of Company Options outstanding on the date hereof pursuant to their terms) or any Security Rights in respect of, in lieu of or in substitution for, any of the forgoing; or (iv) any transfer of any shares of Company Capital Stock or any Subsidiary Securities (other than pursuant to the Restructuring Documentation);

(k) increase in the salary or other compensation payable or to become payable by the Company, any of the Subsidiaries or IBH to any of the Key Employees or Key Executive Employees, including the modification of any existing compensation, severance or equity arrangements with such individuals (including any repricing of any right to acquire Company Securities or Subsidiary Securities or any amendment or acceleration of any vesting terms related to any award of, or award with respect to, any Company Securities or Subsidiary Securities held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment by the Company, any of the Subsidiaries or IBH of a bonus or other additional salary, compensation or employee benefits to any such Person, in each case other than in the ordinary course of business consistent with past practices;

(I) Employee terminations and/or layoffs, excluding termination of Employees with poor performance ratings or for cause, other than in the ordinary course of business consistent with past practices;

(m) (i) grant of severance or termination or other pay or benefits to any Employee, consultant or contractor, other than in the ordinary course of business consistent with past practices; (ii) adoption or amendment of any employee benefit plan, Change in Control Agreement or severance plan; or (iii) entering into any employment agreement, extension of any employment offer, payment or agreement to pay any material bonus or special remuneration to any Employee, other than in the ordinary course of business consistent with past practices;

(n) entering into of any material agreement by the Company or any of the Subsidiaries (including any strategic alliance, joint development or joint marketing agreement or any loan agreement or instrument), any termination, extension, amendment or modification of the material terms of any material agreement by the Company or any of the Subsidiaries or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the ordinary course of business and consistent with past practices;

(o) sale, lease, license, transfer or other disposition of any of the material assets or properties of the Company and the Subsidiaries, taken as a whole, or creation of any Lien in such assets or properties (except for Permitted Liens), except sales or non-exclusive licenses of Company Products in the ordinary course of business consistent with past practice;

(p) loan of any material amount by the Company or any of the Subsidiaries to any Person, incurrence by the Company or any of the Subsidiaries of any material Indebtedness (except for trade payables in the ordinary course of business and in connection with the Credit

Agreement), guarantee by the Company or any of the Subsidiaries of any Indebtedness, issuance or sale of any debt securities of the Company or any of the Subsidiaries or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with past practice;

(q) waiver or release of any material right or claim of the Company or any of the Subsidiaries, including any write-off or other compromise of any material account receivable of the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with past practices;

(r) commencement or notice or, to the Company’s knowledge, threat of commencement, of any lawsuit or proceeding against or investigation of the Company or any of the Subsidiaries or their affairs, or commencement of any litigation by the Company or any of the Subsidiaries, or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same), except in the ordinary course of business and in each case that would reasonably be expected to have a Material Adverse Effect;

(s) event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect; or

(t) agreement by the Company or any of the Subsidiaries to do any of the things described in the preceding clauses (a) through (s) (except in connection with the credit facility under negotiation with Bank of America, NA).

Section 3.10 Accounts Receivable; Bank Accounts. All of the accounts receivable of tl1e Company and the Subsidiaries (a) represent bona fide transactions that arose in the ordinary course of business; (b) are subject to no material setoffs or counterclaims; and (c) to the Company’s knowledge are collectible in the ordinary course of business consistent with past practices, net of reserves on the Company Financial Statements. Except in connection with the Credit Agreement, no Person has any Lien on any account receivable, and no request or agreement for material deduction or material discount has been made with respect to any account receivable. Set forth on Schedule 3.10 is a description of each account maintained by or for the benefit of the Company or any of the Subsidiaries at any bank or other financial institution including the authorized signatories of each account.

Section 3.11 Restrictions on Business Activities. Except as set forth on Schedule 3.11, there is no agreement or judgment, injunction, order or decree, in either case to which the Company or any of the Subsidiaries is a party, subject or otherwise bound, that would reasonably be expected to materially prohibit, impair or otherwise limit: (a) any business practice of the Company, or of the Subsidiaries; (b) any acquisition of property (tangible or intangible) by the Company or any of the Subsidiaries; (c) the conduct of business by the Company or any of the Subsidiaries; or (d) the freedom of the Company or any of the Subsidiaries to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company, any of the Subsidiaries or otherwise. Without limiting the generality of the foregoing, except in the ordinary course of business, neither the Company nor any of the Subsidiaries has (x) entered into any agreement under which the Company or any of the Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or (y) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s or any of the Subsidiaries’ products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market

Section 3.12 Properties and Assets.

(a) Schedule 3.12(a) sets forth, as of the date hereof, all Equipment and materials, tangible prototypes, Improvements and other tangible assets of the Company with an individual net book value of greater than $50,000.

(b) Except as set forth on Schedule 3.12(b), all of the material personal property assets used to generate the revenues reflected in the Company Financial Statements at all relevant times were owned by the Company or leased to the Company pursuant to a written lease with an unaffiliated third Person. The Company owns or leases such or comparable assets to conduct the business of the Company and the Subsidiaries as currently conducted and the material assets are in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used. To the Company’s knowledge, no material item of Equipment is in need of material repair or replacement other than as part of routine maintenance in the ordinary course of business consistent with the Company’s past practices. All Equipment used in the conduct of business is under the control of the Company and the Subsidiaries. The Company and the Subsidiaries have good and valid title to all of the material assets which they own, including all those reflected in the Company Balance Sheet (except for assets sold, consumed, or otherwise disposed of in the ordinary course of business, consistent with past practice, since the date of the Company Balance Sheet), all free and clear of Liens other than Permitted Liens.

Section 3.13 Real Property; Leases.

(a) Schedule 3.13(a) contains a correct legal description and street address of all tracts, parcels and subdivided lots in which the Company or any Subsidiary has an ownership interest (the “Owned Real Property”).

(b) Schedule 3.13(b) contains a correct street address of all tracts, parcels and subdivided lots in which the Company or any Subsidiary has a leasehold interest and an accurate description (by location, name of lessor and term expiry date) of all related real property leases (the “Leased Real Property”).

(c) Except as provided in Schedule 3.13(c), to the Company’s knowledge, use of the Owned Real Property and the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” or “legally nonconforming” use or structure classifications. To the Company’s knowledge, all Improvements are in compliance, in all material respects, with all applicable Laws, including those pertaining to zoning, subdivision, building and the disabled, and are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. To the Company’s knowledge, no part of any Improvement encroaches on any real property not included in the Owned Real Property or the Leased Real Property, and to the Company’s knowledge there are no Improvements primarily situated on adjoining property that encroach on any part of the Owned Real Property or the Leased Real Property that would materially impair the operation of the Company’s business at such location. To the Company’s knowledge, each parcel of the Owned Real Property and the Leased Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such real property and comprising a part of the Owned Real Property and the. Leased Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvements located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction, in each case that would materially impair the operation of the Company’s business at such location. To the Company’s knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Owned Real Property or Leased Real Property or that would prevent or hinder the continued use of any improvements as used by the Company or any Subsidiary in the conduct of the business in such a way as would reasonably be expected to have a Material Adverse Effect To the Company’s knowledge, there is no (x) proposed change in zoning that would be reasonably likely to affect the use, operation or enjoyment of any Owned Real Property or Leased Real Property or (y) boundary dispute with respect to any Owned Real Property or Leased Real Property in either case which would reasonably be expected to have a Material Adverse Effect.

Section 3.14 Intellectual Property.

(a) Schedule 3.14(a) lists all material Company Intellectual Property. Except as set forth in Schedule 3.14(a), the Company or a Subsidiary owns, or is licensed or authorized or otherwise has the full right to use, without the payment of royalties or other consideration, all material Company Intellectual Property, and no other material intellectual property rights, privileges, licenses, agreements, instruments, or evidences of interests are necessary to or used in the conduct of the business of the Company and the Subsidiaries.

(b) Schedule 3.14(b) lists all instances in which the Company’s and the Subsidiaries’ rights to material Company Intellectual Property arise under a license or similar agreement and lists the licenses or other contracts pursuant to which the Company has the right to use such Company Intellectual Property. Except for Company Intellectual Property indicated as owned by a third Person and used by the Company or the Subsidiaries under a license or similar agreement and except as set forth on Schedule 3.14(a), to the Company’s knowledge no other Person has an interest in or right or license to use any of the Company Intellectual Property. To the Company’s knowledge, none of the Company Intellectual Property is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation. No litigation (or other proceeding in or before any Governmental Entity) relating to the Company Intellectual Property is pending, or to the best of the Company’s knowledge, threatened, nor, to the best of the Company’s knowledge, is there any basis for any such litigation or proceeding. The Company maintains reasonable security measures for the preservation of the secrecy and proprietary nature of its trade secrets or other confidential information included in the Company Intellectual Property.

(c) To the Company’s knowledge, (i) the Company has not infringed or made unlawful use of, and is not infringing or making unlawful use of, any intellectual property or other proprietary or confidential information of any other Person; and (ii) the activities of the current Employees and consultants of the Company and the Subsidiaries in connection with the conduct of the business of the Company and the Subsidiaries do not violate any agreements that any such

Employees or consultants have with any former employer or any other Person. Except as set forth on Schedule 3.14(c), no litigation (or other proceeding in or before any Governmental Entity) charging the Company with infringement or unauthorized or unlawful use of any patent, trademark, service mark, trade name, logo, copyright, trade secret, or other proprietary right is pending, or to the best of the Company’s knowledge, threatened; nor to the Company’s knowledge is there any basis for any such litigation or proceeding.

Section 3.15 Product Warranties; Defects; Liabilities. Except as set forth on Schedule 3.15, neither the Company nor any of the Subsidiaries has any liability or obligation (and to the Company’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of the Subsidiaries giving rise to any liability or obligation) for replacement or repair of any Company Products or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice and which would not reasonably be expected to have a Material Adverse Effect. The Company and the Subsidiaries do not have standard terms and conditions of sale, license, or lease for each of the Company Products. No Company Product is subject to any guaranty, warranty, or other indemnity beyond that set forth under contracts with customers entered into in the ordinary course of business consistent with past practice (generally one (1) year) or implied or imposed by applicable Law (generally six (6) to ten (10) years).

Section3.16 Company Contracts.

(a) Schedule 3.16 sets forth a complete and accurate list, as of the date hereof, of all agreements in each of the following categories, (x) to which the Company, any of the Subsidiaries or IBH is a party or (y) by which they or their properties or assets are bound:

(i) any collective bargaining agreement;

(ii) any Employment Agreement;

(iii) any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan or arrangement with Key Executive Employees or Key Employees that is not listed on Schedule 3.23(a) or Schedule 3.24;

(iv) any commission and/or sales agreement with any current Employee, individual consultant, contractor or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company or any of the Subsidiaries, that is not in the ordinary course of business consistent with past practices;

(v) except for the Company Option Plan, any equity incentive plan (including any stock option plan, stock appreciation rights plan or stock purchase plan) under which any Company Security or Subsidiary Security or any Security Right with respect thereto has been or may be granted or issued, and any agreement or plan any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, or the payment or timing of payment will be triggered in whole or in part, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of the Transactions;

(vi) any material fidelity or surety bond not obtained in the ordinary course of business consistent with past practices;

(vii) any lease of personal property having a value individually in excess of $50,000;

(viii) any agreement whereby the Company or any of the Subsidiaries has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;

(ix) any agreement containing any covenant materially limiting the freedom of the Company or any of the Subsidiaries to (except in connection with the Credit Agreement or guarantees issued by the parent of a Subsidiary in the ordinary course of business consistent with past practices) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service;

(x) any agreement relating to capital expenditures and involving future payments in excess of $50,000 in any individual case or $250,000 in the aggregate;

(xi) any agreement relating to the acquisition or disposition of assets or any interest in any business enterprise outside the ordinary course of the Company’s or any of the Subsidiaries’ business which has not been consummated prior to the date hereof;

(xii) any agreement of the Company or any of the Subsidiaries relating to the borrowing of money or the extension of credit;

(xiii) reserved;

(xiv) any joint venture agreement, partnership, strategic alliance agreement or similar agreement involving the sharing of profits, losses, costs or liabilities with any other Person or any development, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service;

(xv) reserved;

(xvi) any currently outstanding bid, offer, proposal, term sheet or similar document that has been submitted by the Company or any of the Subsidiaries that, if accepted by the receiving party, would obligate the Company or any of the Subsidiaries thereunder, except in the ordinary course of business consistent with past practices; or

(xvii) any material agreement pursuant to which the Company or any of the Subsidiaries has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the Company’s or any of the Subsidiaries’ sale, distribution, license or support of any Company Products, except in the ordinary course of business consistent with past practices.

(b) Each agreement set forth or required to be set forth on Schedule 3.14, Schedule 3.15, Schedule 3.16 or on a Schedule cross-referenced within either of such Schedules

(each a “Disclosable Contract”) is in full force and effect and is a valid, binding and enforceable obligation of the Company, a Subsidiary or IBH and, to the Company’s knowledge the other parties thereto in accordance with its terms. Except as set forth on Schedule 3.16, the Company and each of the Subsidiaries are in compliance in all material respects with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under any of the terms or conditions of any Disclosable Contract, nor does the Company have knowledge of any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or knowledge of any default by any third Person which in each case would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.16, the Company and each of the Subsidiaries is in compliance with all delivery requirements, time lines, schedules, time of performance requirements and other milestones under all Disclosable Contracts and the Company has no reasonable basis to believe that it and each of the Subsidiaries will not continue to remain in compliance with all such requirements in each case except where the failure to do so would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has incurred any material cost over-runs on any Disclosable Contract and the Company has no reasonable basis to believe that it or any of the Subsidiaries will incur any such material cost over-runs.

Section 3.17 Change of Control Agreements. Schedule 3.17 sets forth (a) each plan, agreement or Company Employee Plan of the Company or any of the Subsidiaries (each a “Change in Control Agreement”) (i) pursuant to which any amounts may become payable (whether currently or in the future) to any Person (including any Employee) as a result of or in connection with the Transactions or (ii) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Transactions and (b) a summary of the nature and amounts that may become payable pursuant to each such Change in Control Agreement.

Section 3.18 Interested Party Transactions.

(a) To the Company’s knowledge, no officer, director or Affiliate of the Company or any of the Subsidiaries has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company or any of the Subsidiaries furnishes or sells, or proposes to furnish or sell; (ii) except as set forth on Schedule 3.18, an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of the Subsidiaries, any goods or services; or (iii) a beneficial interest in any agreement to which the Company or any Subsidiary is a party or by which they or their properties or assets are bound; provided, however, that ownership of no more than one percent (1%) of the outstanding votiog stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.18.

(b) Except as set forth on Schedule 3.18, there are no material receivables of the Company or any of the Subsidiaries owed by any Employee, consultant or contractor to the Company or any of the Subsidiaries, other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice).

Section 3.19 Litigation. Except as set forth on Schedule 3.19, there is no material action, suit, proceeding or investigation of any nature pending or, to the Company’s knowledge, threatened against the Company or any of the Subsidiaries, any of their respective properties or assets, nor, to the knowledge of the Company, is there any reasonable basis therefor. None of the Company, the Subsidiaries or their respective properties is subject to any order that materially impairs the Company’s or any of the Subsidiaries’ ability to operate.

Section 3.20 Insurance. Schedule 3.20 sets forth all insurance policies and fidelity bonds covering the assets, business, Equipment, properties, operations and Employees of the Company, and the Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. Except as set forth on Schedule 3.20, to the Company’s knowledge, there is no claim by the Company or any of the Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. Except as set forth on Schedule 3.20, there is no pending claim that would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company and the Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. The Company has no knowledge of a threatened termination of, or premium increase with respect to, any of such policies other than potential increases relating to annual policy renewals. Except as set forth on Schedule 3.20, none of the Company or any of the Subsidiaries maintains, sponsors, participates in or contributes to any self-insurance plan or program.

Section 3.21 Suppliers and Customers. Schedule 3.21 lists (x) the 10 largest suppliers by volume and (y) the 10 largest customers of the Company and the Subsidiaries during the twelve (12)-month period ended June 30, 2011 and identifies the amount incurred to such suppliers or by such customers, respectively, during such period. All direct and indirect payments made by the Company and the Subsidiaries to its suppliers or received by the Company and the Subsidiaries from its customers reflected in the books and records of the Company as payments for or in respect of inventory and services purchased or sold, as the case may be, are accurate in all material respects. No supplier or customer listed on Schedule 3.21 has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with the Company or has during the last twelve (12) months decreased materially, or to the Company’s knowledge, threatened to decrease or limit materially, its services, supplies, or materials to the Company and its Subsidiaries or its usage or purchase of the Company Products, except for customary competitive situations in the ordinary course of business, normal cyclical changes related to customers’ businesses, as a result of general economic and industry conditions or as a result of failure to pay trade payables in a timely manner.

Section 3.22 Environmental Matters.

(a) Hazardous Material. Except as set forth on Schedule 3.22(a), neither the Company nor any Subsidiary has received any written or to the Company’s knowledge, other notice from any Person, including any Governmental Entity, that (i) the Company, any Subsidiary, or any of its respective predecessors-in-interest has been identified by the EPA as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) any Hazardous Materials which the Company, any Subsidiary or any of their respective predecessors-in-interest has generated, transported or disposed of has been found at any site at which a Governmental Entity or other third party has conducted or has ordered that the Company, any Subsidiary or any of their respective predecessors-in-interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; (iii) the

Company, any Subsidiary or any of its respective predecessors-in-interest is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the presence or Release of Hazardous Materials; (iv) alleges any past or present violations of any Environmental Laws by the Company, any Subsidiary or any of their respective predecessors-in-interest; (v) alleges any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any Subsidiary based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, emission, discharge or Release of any Hazardous Material; or (vi) alleges any Environmental Liabilities.

(b) Except as set forth on Schedule 3.22(b). to the Company’s knowledge: (i) no portion of any of the Owned Real Property or the Leased Real Property has been used by the Company or the Subsidiaries for the handling, manufacturing, processing, storage or disposal of Hazardous Materials, except as is customary for the operation of the business and in material compliance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Materials is located on such properties; (ii) the Owned Real Property and the Leased Real Property are free from Contamination; (iii) the Owned Real Property and the Leased Real Property (and the buildings and Equipment thereon) do not contain any Hazardous Materials, other than Hazardous Materials customarily present for the operation of the business of the Company and the Subsidiaries, the presence and condition of which comply in all material respects with applicable Environmental Laws; (iv) there have been no Releases or threats of Releases of Hazardous Materials on, upon, into or from any of the Owned Real Property or the Leased Real Property by the Company, any Subsidiary or any of their respective agents or representatives, or to the knowledge of the Company, by any other Person or on, upon, into or from any real property owned, leased or operated by the Company or any Subsidiary, except as is customary for the operation of the business and in material compliance with applicable Environmental Laws; (v) there have been no Releases on, upon, from or into any real property in the vicinity of the Owned Real Property or the Leased Real Property which, through soil or groundwater contamination, may have come to be located on any portion of such Owned Real Property or Leased Real Property; and (vi) any Hazardous Materials that have been generated on any real property presently or formerly owned, leased or operated by the Company or any Subsidiary have been transported offsite only by carriers having identification numbers issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining valid Permits as required under applicable Environmental Laws.

(c) Neither the Owned Real Property nor the Leased Real Property is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the Restructuring Transactions.

(d) The Company has and maintains, in full force and effect, all material Permits as are required under applicable Environmental Laws or are otherwise necessary for the conduct of the Company’s business operations and ownership and operation of the Owned Real Property and the Leased Real Property (the “Environmental Permits”) and the Company is in material compliance with such Environmental Permits. There are no proceedings pending or, to the knowledge of the Company, threatened that (i) seek to revoke, cancel, modify, non-renew or suspend any of the Environmental Permits; (ii) question or contest the validity of any Environmental Permit; or (iii) seek to impose any condition, administrative sanction, fine, modification or amendment with respect to any Environmental Permits in each case, that would reasonably be expected to have a Material Adverse Effect. Schedule 3.22(d) contains a complete list of the Environmental Permits.

Section 3.23 Employee Benefit Plans.

(a) Schedule. Schedule 3.23(a) sets forth each material Company Employee Plan currently in effect. Neither the Company nor any of the Subsidiaries has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Cetus in writing, or as required by this Agreement), or to enter into any Company Employee Plan.

(b) Employee Plan Compliance. The Company and each of the Subsidiaries has performed all material obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been maintained in all material respects in accordance with its terms and in all material respects in compliance with all applicable Laws, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 40l(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter, and nothing has occurred as to any such Company Employee Plan which has resulted or is likely to result in the revocation of such qualification, in each case in all material respects. No Company Employee Plan and no party in interest with respect thereto has engaged in a “prohibited transaction,” which could subject the Company or any of the Subsidiaries directly or indirectly to liability under Section 4975 of the Code or Sections 409 or 502(i) of ERISA. There are no actions, suits, claims or proceedings pending or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto (in his or her capacity as such) or against the assets of any Company Employee Plan nor, to the knowledge of the Company, is there any reasonable basis therefor. Each Company Employee Plan can be amended, terminated or otherwise discontinued on or after the Closing Date in accordance with its terms, without liability to the Company, any of the Subsidiaries, Cetus or any of its ERISA Affiliates (other than payment of accrued benefits and ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS, DOL or any other Governmental Entity having jurisdiction over the Company or any of the Subsidiaries with respect to any Company Employee Plan. All annual reports and other filings required by the IRS, DOL or any other similar Governmental Entity having jurisdiction over the Company or any of the Subsidiaries have been timely made. Neither the Company nor any of the Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section501(i) of ERISA or Section 4975 through 4980D of the Code or any similar Laws of other jurisdictions applicable to the Company or any of the Subsidiaries and no Company Employee Plan is sponsored or maintained by any Person that is or was considered to be a co-employer with the Company or any of the Subsidiaries.

(c) Plan Status. None of the Company, any of the Subsidiaries or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in or contributed to any plan that is subject to Title IV of ERISA or Section 412 of the Code. None of the Company, any of the Subsidiaries or any ERISA Affiliate has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA. No Company Employee Plan is a multiple employer plan as defined in Section 210 of ERISA.

(d) Multiemployer Plans. At no time has the Company, any of the Subsidiaries or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan”, as defined in Section 3(37) of ERISA.

(e) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon or after his or her retirement or termination of employment for any reason, except as may be required by Law (including Section 4980B of the Code).

(f) Funding of Plans. With respect to each Company Employee Plan for which a separate fund of assets is or is required by Law or pursuant to such Company Employee Plan to be maintained, full and timely payment has been made of all amounts required of the Company and the Subsidiaries, under the terms of each such Company Employee Plan or applicable Law, as applied through the Closing Date, in each case in all material respects. The current value of the assets of each such Company Employee Plan, as of the end of the most recently ended plan year of that Company Employee Plan, equals or exceeds the current value of all benefits liabilities under that Company Employee Plan, in each case in all material respects.

(g) Effect of Transactions. The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee (disregarding any termination of employment which occurs in connection with the Transactions).

(h) No Liability. None of the Company or any of the Subsidiaries has any liability, including under any Company Employee Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

(i) Foreign Jurisdictions. No Company Employee Plan subject to the Laws of any jurisdiction outside of the United States.

Section 3.24 Employment Matters.

(a) Schedule 3.24(a) sets forth, (i) with respect to each Key Executive Employee and Key Employee: (A) the name of such Employee and the date as of which such Employee was originally hired by the Company or any of the Subsidiaries, and whether the Employee is on an active or inactive status; (B) such Employee’s title and job function; (C) such Employee’s annualized compensation as of the date of this Agreement, including base salary and bonus and/or commission paid in 2010 and 2011, severance pay accrual and potential, and any other forms of compensation whether accrued or potential; (D) whether such Employee is not fully available to perform the essential functions of his or her job with reasonable accommodation because of a qualified disability, or because of other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family or other leave protected by applicable Law) and the anticipated dale of return to full service; (E) whether such Employee is employed by the Company or one of the Subsidiaries, and if by a Subsidiary, the name of the Subsidiary; (F) the Company or Subsidiary facility at which such Employee is deemed to be located; (G) each current benefit plan in which such Employee participates or is eligible to participate; and (H) any governmental authorization, permit or license that is held by such Employee and that is used in connection with the Company’s or any of the Subsidiaries’ business, and (ii) with respect to each Key Executive Employee and Key Employee, whether such Employee has executed a nondisclosure and noncompetition agreement.

(b) Schedule 3.24(b) contains a list of individuals who (i) are currently performing services for the Company or any of the Subsidiaries, (ii) are classified as “consultants” or “contract labor” or “independent contractors,” the respective compensation of each such “consultant” or “contract laborer” or “independent contractor” and whether the Company or any Subsidiary is party to a consulting or contract labor or independent contractor agreement with the individual, (iii) on average during the six-month period ending as of the end of the last full calendar month rendered more than twenty (20) hours of service per week to the Company and the Subsidiaries, (iv) are not rendering such services as a partner, member or employee of a third party service provider that is properly treated as an independent contractor under Treasury Regulations § 1.409A-l(f)(2), and (v) who was paid in calendar year 2010 or is reasonably expected to be paid in calendar year 2011 more than $50,000. Any such agreements are set forth on Schedule 3.24(b). For clarification purposes, Schedule 3.24(b) does not list individuals (or agreements for individuals) that are employees of the Company or any of the Subsidiaries.

(c) Each Employment Agreement is set forth on Schedule 3.16(a)(ii). Except as set forth on Schedule 3.24(c), the employment of each of the current Key Executive Employees and Key Employees is terminable by the Company at will (except for non-United States Employees of the Company or any of the Subsidiaries located in a jurisdiction that does not recognize the “at-will” employment concept, provided that each such jurisdiction and the affected Employees are set forth on Schedule 3.24(c)(i)), and neither the Company nor any of the Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of its current Employees.

(d) Except as set forth on Schedule 3.24(d), neither the Company nor any of the Subsidiaries is presently a party to or bound by any union contract or agreement, collective bargaining agreement or similar agreement. To the Company’s knowledge, there are no activities or proceedings of any labor union to organize any Employees.

(e) Neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice of any nature, that, if adversely determined, would reasonably be expected to have a Material Adverse Effect. There is not now pending and, to the Company’s knowledge, no Person has threatened to commence, any slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(f) To the Company’s knowledge, the Employees are properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such Employees. To the Company’s knowledge, any Persons engaged by the Company or any of the Subsidiaries as consultants or contract laborers or independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are entitled, have been engaged in accordance with all applicable Laws, and have been treated accordingly and appropriately for all Tax purposes. To the Company’s knowledge, neither the Company nor any of the Subsidiaries is delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation to which they would be entitled under applicable Law, if any, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals. To the Company’s knowledge, neither the Company nor any of the Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Company’s knowledge, none of the Company or any of the Subsidiaries has any material liability, including under any Company Employee Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

(g) Neither the Company nor any of the Subsidiaries has a written severance pay practice or policy. Except as set forth on Schedule 3.24(g) and except in the ordinary course of business consistent with past practices, (i) neither the Company nor any of the Subsidiaries is liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s and the Subsidiaries’ policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company or any of the Subsidiaries, applicable Law or otherwise; and (ii) as a result of or in connection with the Transactions or as a result of the termination by the Company or any of the Subsidiaries of any Persons employed by the Company or any of the Subsidiaries on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises under any of the Company’s or any of the Subsidiaries’ benefit or severance policy, practice, agreement, plan, program, Law applicable thereto, including severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee.

(h) The Company and each of the Subsidiaries is in compliance, in all material respects, with all applicable Laws and agreements respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees and to the Company’s knowledge there are no allegations to the contrary.

(i) There are no material demands or claims pending or, to the Company’s knowledge, threatened, before any Governmental Entity by any Employees for compensation, pending severance benefits, vacation time, unpaid meal or rest breaks, vacation pay or pension benefits, or any other claim threatened or pending before any Governmental Entity (or any state “referral agency”) from any Employee or any other Person arising out of the Company’s or any of the Subsidiaries’ status as employer or joint employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise, in each case that would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 324(i), there are no pending or, to the Company’s knowledge, threatened claims or actions against the Company or any of the Subsidiaries under any workers compensation policy or long-term disability policy, nor to the knowledge of the Company is there any reasonable basis therefor. The Company and each of the Subsidiaries is in compliance with all applicable workers compensation Laws in all material respects.

(j) The Company and each of the Subsidiaries is in material compliance with Form I-9 employment eligibility verification requirements.

(k) Neither the Company nor any of the Subsidiaries has implemented any plant or office closing, transfer of employees or layoff of Employees that would reasonably be expected to be in violation of any applicable WARN or similar Laws.

Section 3.25 Tax Matters.

(a) The Company and each of the Subsidiaries have timely filed all Tax Returns required to be filed (determined without regard to extensions). The Company and each of the Subsidiaries have timely paid all Taxes owed (whether or not shown, or required to be shown, on any Tax Returns). The Company and each of the Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid. All Tax Returns filed by the Company and the Subsidiaries were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and the Subsidiaries and any other information required to be shown thereon. Neither the Company nor any of the Subsidiaries has engaged in any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder; (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder; (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder; or (iv) any similar obligation under any predecessor or successor Law or regulation or comparable provision of state or local Law. Neither the Company nor any of the Subsidiaries has taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law). There are no Liens for Taxes upon any of the Company’s or any of the Subsidiaries’ assets, other than (i) a Lien for Taxes that arises out of Taxes not in default and payable without penalty or interest or (ii) a Lien for Taxes the validity of which Taxes is being contested in good faith by appropriate proceedings and which contest is disclosed on Schedule 3.25(a).

(b) Except as set forth on Schedule 3.25(b), none of the Tax Returns filed by the Company or any of the Subsidiaries nor Taxes payable by the Company or any of the Subsidiaries have been the subject of an audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment by any Governmental Entity that has not been resolved or fully paid, and no such audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment is currently pending or, to the Company’s knowledge, threatened.

(c) Except as set forth on Schedule 3.25(c), neither the Company nor any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any of the Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company or any of the Subsidiaries are set forth in the Company Financial Statements or on Schedule 3.25(c).

(d) Neither the Company nor any of the Subsidiaries is a party to any agreement or plan (including the Company Option Plan, any Company Employee Plan and the payments described in Section 3.17) that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of the Company or any of the Subsidiaries is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. The Restructuring Transactions will not result in any requirement to withhold any Tax pursuant to any provision of federal, state, local or foreign Law.

(e) Except for Subsidiaries that have filed Tax Returns as partnerships for federal income Tax purposes, neither the Company nor any of the Subsidiaries is a party to or member of any joint venture, partnership, limited liability company or other arrangement or agreement which could be treated as a partnership for federal income Tax purposes. Neither the Company nor any of the Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of the Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither the Company nor any of the Subsidiaries has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(l)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code. Neither the Company nor any of the Subsidiaries has net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations. Except as set forth on Schedule 3.25(e), neither the Company nor any of the Subsidiaries has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the Transactions. Neither the Company nor any of the Subsidiaries has participated in an international boycott as defined in Section 999 of the Code. Neither the Company nor any Subsidiary will be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) on or prior to the Closing Date; (ii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; and (iv) any prepaid amount received on or prior to the Closing Date. Neither the Company nor any Subsidiary has any current (i) election under Section 1362 of the Code to be treated as an S corporation for federal income Tax purposes or

(ii) made a similar election under any comparable provision of any state, local or foreign Tax Law. Neither the Company nor any of the Subsidiaries owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code. None of the Company’s non-United States Subsidiaries has recognized a material amount of Subpart F income as defined in Section 952 of the Code during a Taxable year of such Subsidiary that includes but does not end on the Closing Date.

(f) Except as set forth on Schedule 3.25(f), neither the Company nor any of the Subsidiaries is a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement). Neither the Company nor any of the Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any of the Subsidiaries has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise.

(g) The unpaid Taxes of the Company and the Subsidiaries did not, as of the Balance Sheet Date, materially exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Company Balance Sheet, and will not materially exceed such reserve as adjusted for the passage of time through the Closing Date as measured in accordance with the reasonable past custom and practice of the Company and the Subsidiaries in filing Tax Returns. Neither the Company nor any of the Subsidiaries will incur any material liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice or as a result of the Transactions.

(h) Schedule 3.25(h) lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or any of the Subsidiaries. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim. Neither the Company nor any of the Subsidiaries has, or has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country.

(i) The Company has made available to Cetus correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of the Subsidiaries with respect to Taxable periods for which the statute of limitations has not expired as of the date hereof.

(j) Since the Balance Sheet Date, neither the Company nor any Subsidiary has made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

(k) The Company and each of the Subsidiaries has timely withheld all amounts required by Law or agreement to be withheld from the wages, salaries or other payments to Employees of or consultants or contractors to the Company or any of the Subsidiaries, has filed returns and deposits with the relevant Governmental Entity where applicable, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(l) Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 3.25(f). Since December 31, 2004 and through December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Schedule 3.25(1) has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code). By December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Schedule 3.25(l) has been amended to the extent necessary or appropriate to comply with Section 409A of the Code and the final regulations promulgated thereunder in all material respects. From and after January 1, 2009, each plan, program, arrangement or agreement identified or required to be identified on Schedule 3.25(l) has been operated and maintained in all material respects in accordance with Section 409A of the Code and applicable guidance thereunder, including the final regulations promulgated with respect thereto.

(m) All intercompany transactions between the Company and the Subsidiaries have met the requirements of Section 482 of the Code and the regulations thereunder.

(n) At all times until immediately prior to consummation of the IBP Holdings Merger, (i) IBP Holdings, LLC and IBP Holdings II, LLC have been properly treated as partnerships for all relevant income tax purposes; (ii) Installed Building Products, LLC has been properly treated as a single member business entity disregarded as a separate entity from its sole owner (IBP Holdings, LLC) for all relevant income tax purposes; (iii) Installed Building Products II, LLC has been properly treated as a single member business entity disregarded as a separate entity from its sole owner (IBP Holdings II, LLC) for all relevant income tax purposes; and (iv) all indebtedness incurred pursuant to the Credit Agreement is and has been debt obligations of (A) Installed Building Products, LLC in legal form and (B) properly treated for all relevant income tax purposes as debt obligations of IBP Holdings, LLC only and not of any other Person.

(o) At all times SPE has been properly treated for all relevant income tax purposes as either a disregarded entity or partnership. The SPE Acquisition will be reported as a contribution of property to a partnership solely in exchange for interests in such partnership within the meaning of Section 721(a) of the Code. As of the time of the SPE Acquisition, there will have been no material difference between the (x) aggregate amount of the adjusted bases of the property of IBP Holdings, LLC and (y) the aggregate amount of the adjusted bases of the membership interests in IBP Holdings, LLC contributed to SPE by members of IBP Holdings, LLC.

Section 3.26 Books and Records. The minute books and other similar records of the Company and each of the Subsidiaries contain materially complete and accurate records of all material actions taken at any meetings of their respective stockholders, members, boards of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and the Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and the Subsidiaries.

Section 3.27 Brokers’ and Finders’ Fees. Except as set forth on Schedule 3.27, none of the Company or any of the Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions.

Section 3.28 Governmental Authorization. Schedule 3.28 lists each material consent, license, Permit, grant or other authorization issued to the Company, any of the Subsidiaries or any Employee by a Governmental Entity (a) pursuant to which the Company or any of the Subsidiaries currently operates or holds any interest in any of its properties or (b) that is required for the operation of its business as currently conducted or as currently proposed to be conducted or the holding of any such interest (collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of the Subsidiaries to operate or conduct its business as currently conducted or as currently proposed to be conducted or to hold any interest in its properties or assets, except where the failure to be in full force and effect or the failure to obtain such Company Authorization would reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, none of the Company or any of the Subsidiaries is in violation of any Company Authorization in any material respect.

Section 3.29 Foreign Corrupt Practices Act. The Company and each of the Subsidiaries and, to the Company’s knowledge, each Employee and agent of the Company and the Subsidiaries, has complied with and is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated November 21, 1977, any other Laws that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering.

Section 3.30 Representations Complete. None of the representations or warranties made by the Company in this Agreement or any Related Agreement, nor any statement made in the Company Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement or any Related Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CETUS

Cetus represents and warrants to the Company as of the date hereof as follows:

Section 4.1 Organization of Cetus. Cetus is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Cetus has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Cetus to consummate the Transactions.

Section 4.2 Authority. Cetus has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Related Agreements to which Cetus is a party and the consummation of the Transactions by Cetus has been duly authorized by all necessary limited liability company action on the part of Cetus. This Agreement has been, and each of the Related Agreements to which Cetus is a party will be at the Closing, duly executed and delivered by Cetus and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Cetus), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of Cetus, enforceable against Cetus in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Cetus in connection with the execution, delivery and performance of this Agreement and the Related Agreements by Cetus or the consummation by Cetus of the Transactions except for (a) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws and (b) such other filings, authorizations, consents and approvals that if not obtained or made would not reasonably be expected to have a material adverse effect on the ability of Cetus to consummate the Transactions in a timely manner.

Section 4.4 No Conflict. The execution, delivery and performance by Cetus of this Agreement and the Related Agreements to which it is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Cetus; (b) any material agreement to which Cetus is a party or to which it or any of its properties or assets (whether tangible or intangible) is subject or bound; or (c) any Law applicable to Cetus or any of its properties (whether tangible or intangible) or assets, except, in the case of clauses (a), (b) or (c), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the ability of Cetus to consummate the Transactions in a timely manner.

Section 4.5 Experience. Cetus has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company and has confirmed to its satisfaction that an investment in the Company meets its needs. Cetus is not relying on representations of the Company or any agent of the Company for tax or other economic considerations relating to its investment in the Shares.

Section 4.6 Information. During the course of the Transactions and at a reasonable time prior to the Exchange, Cetus has had the opportunity to ask questions of, and receive answers from, management of the Company concerning the terms and conditions of its investment and to obtain any additional information of the same kind that is specified in Rule 502 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), or that is necessary to verify the accuracy of the other information obtained by Cetus in connection herewith. Cetus acknowledges having received such information as it deems necessary to enable it to make its investment decision. All questions raised by Cetus have been answered to its full satisfaction.

Section 4.7 Representations. Other than as set forth in this Agreement, no representations have been made to Cetus or its Representative concerning the Shares, the Transactions, or the Company.

Section 4.8 Investment Representations. Cetus is acquiring the Shares for its own account for investment only and not with a view to the distribution, resale or transfer thereof and as the sole record and beneficial holder thereof. Cetus has not received, nor is it aware of, any general solicitation or general advertising for the offer or sale of the Shares, including, without limitation, any advertisement, article, notice or other communication published in any newspaper or magazine or similar media, or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Cetus: (i) has adequate means of providing for its current and future anticipated financial needs and contingencies; (ii) has no need for liquidity in its investment in the Shares; and (iii) is able to bear the economic risk of said investment, including the risk of loss of the entire investment, for an indefinite period of time. Cetus understands and acknowledges that: (i) the Shares are being offered and sold in reliance upon an exemption from registration under the Act; (ii) the reliance of the Company upon that exemption is predicated, in part, on the representations and warranties made by Cetus in this Agreement; and (iii) such exemption may not be available if any of those representations or warranties is not true and accurate.

Section 4.9 Accredited Investor. Cetus is an accredited investor within the meaning of rule 501(a) of Regulation D promulgated under the Securities Act.

Section 4. I 0 Transferability. Cetus understands and acknowledge that the Shares have not been registered under the Act or under any applicable state securities laws and are being offered and sold in reliance upon exemptions from such registration requirements under the Act and such state securities laws for transactions not involving any public offering and, therefore, the Shares may not be resold or transferred unless they are subsequently registered under the Act and such applicable state securities laws or unless an exemption from such registration is available. Cetus also understands that the Company does not have any obligation or intention to register any Shares (except as may be contemplated by the Stockholders Agreement) for sale under the Act or any state securities Jaws or to supply the information which may be necessary to enable Cetus to sell any Shares, and that Cetus has no right to require the registration of any of the Shares under the Act, any state securities laws or other applicable securities regulations (except as may be contemplated by the Stockholders Agreement). Cetus also understands that sales or transfers of the Shares are further restricted by the provisions of the Stockholders Agreement.

ARTICLEV

CONDITIONS TO CLOSING

Section 5.1 Conditions to the Obligations of the Parties. The obligation of each party to the Exchange and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions (except for the IBP Holdings Merger, IBP Holdings II Merger and BofA Refinancing, each of which shall be consummated the first business day after Closing and shall be a condition subsequent to the obligations of each party to the Exchange and the other Transactions), which may be waived, in writing, by both parties to this Agreement:

(a) Restructuring Transactions. Each of the Restructuring Transactions described on Schedule 2 hereto shall be consummated in a manner acceptable to each of the Company and Cetus, in its sole, individual discretion, and all Restructuring Documentation necessary to consummate the IBP Holdings Merger and IBP Holdings II Merger shall have been executed and delivered in form and content acceptable to Cetus and the Company and such that those mergers can be consummated the day after Closing without the need for any further consent or the execution and delivery of any further documentation other than filing of certificates of merger.

(b) Stockholders Agreement. Each of the parties to the Stockholders Agreement shall have executed and delivered such agreement.

(c) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

Section 5.2 Conditions to the Obligation of the Company. The obligation of the Company to consummate the Exchange and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Legal Action. No temporary = restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

(b) Performance. Cetus shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and the Related Documents that are required to be performed or complied with by it on or before the Closing.

(c) Certificate of Incorporation. The Certificate of Incorporation of the Company, in substantially the form attached hereto as Exhibit A shall have been filed with the Secretary of State of the State of Delaware.

(d) Delivery of Share Certificates. Cetus shall have delivered to the Company certificate(s) representing the Original Shares.

(e) Indemnification Agreement. The Company and each of Jeffrey Edwards, Michael Miller, and Douglas Hill shall have entered into Indemnification Agreements acceptable to such individuals in their sole, individual discretion.

(f) Consents. Each of the consents required by Cetus to consummate the Transactions shall have been obtained.

Section 5.3 Conditions to the Obligations of Cetus. The obligations of Cetus to consummate the Exchange and to consummate the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, or the first business day after Closing of the conditions described below in subsections (j), (k) and (I) of this Section 5.3, which shall be conditions subsequent to the obligations of Cetus to the Exchange and the other Transactions, any of which may be waived, in writing, exclusively by Cetus:

(a) Secretary’s Certificate. The Company shall have delivered to Cetus a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Company Approval; (ii) the Organizational Documents of the Company and each of the Subsidiaries; and (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Company is a party.

(b) Company Board. As of the Closing, the size of the Company Board shall be set at seven (7), and the Board shall be comprised of Robert Davis, Steven Raich, Jeffrey Edwards, Michael Miller, and Douglas Hill and shall have two vacancies.

(c) Legal Action. There shall not be any threatened or pending action, proceeding or other application, or any facts, threats, claims or allegations that would reasonably be expected to result in any such threatened or pending action, proceeding or other application, before any court or Governmental Entity brought by any Person or Governmental Entity: (i) against the Company or any of the Subsidiaries seeking damages or other relief that would reasonably be expected to have a Material Adverse Effect; (ii) challenging or seeking to restrain or prohibit the consummation of the Transactions, or seeking to obtain any material damages from Cetus, the Company or any of the Subsidiaries as a result of the Transactions; or (iii) seeking to prohibit or impose any limitations on Cetus’ or any of its Affiliates’ ownership of the Company or to compel Cetus or any of its Affiliates to dispose of or hold separate all or any portion of its or the Company’s or any of the Subsidiaries’ business or assets as a result of the Transactions that if successful would have an adverse effect on Cetus’ ability to receive the anticipated benefits of the Transactions.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, and there shall be no pending or threatened action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

(e) Delivery of Shares. The Company shall have delivered to Cetus certificate(s) representing the Shares.

(f) Indemnification Agreement. The Company and each of Robert Davis and Steven Raich shall have entered into Indemnification Agreements acceptable to Cetus in its sole, individual discretion.

(g) Consents. Each of the consents set forth on Schedule 3.4(b) shall have been obtained.

(h) Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(i) Proceedings and Documents. All corporate and other proceedings in connection with the Transactions and all documents incident thereto shall be acceptable to Cetus in its sole, individual discretion.

G) Cetus LIFO Loans. Installed Building Products, LLC shall repay in full the Cetus LIFO Loans.

(k) Closing Fee. The Company shall pay to Cetus a closing fee of$510,000.

(1) Expense Reimbursement. The Company shall reimburse Cetus for the legal fees and expenses and the due diligence fees and expenses incurred in respect of the Exchange and the other Restructuring Transactions.

(m) Termination of Agreements. That certain (i) Management Agreement dated as of October 29, 2007 by and among IBH, Installed Building Products II, LLC, the Investors (as defined therein) and Fifth Third Bank, as amended to date, and (ii) Management Agreement dated as of March 29, 2004 by and among IBH and Installed Building Products, LLC, as amended to date, shall have been irrevocably terminated by the parties thereto effective as of December 31, 2011.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months; provided, that the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authority), 3.3 (Non Conflict; Compliance with Laws), 3.6 (Company Capital Structure), 3.22 (Environmental Matters) and 3.25 (Tax Matters) (collectively, the “Fundamental Representations”) shall survive the Closing until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. Each of the covenants contained in this Agreement shall survive in accordance with its respective terms. Notwithstanding the foregoing, any claims asserted in good faith by any Indemnified Party against the Company prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until resolved.

Section 6.2 Indemnification. Subject to the terms of this Article VI, the Company shall indemnify, defend and hold harmless Cetus and its Representatives (collectively, the “Indemnified Parties”) from and against any and all Losses imposed on, incurred or suffered by or asserted against any Indemnified Party, as a result of, arising out of or in connection with: (a) any untruth or

Agreement; (b) any treatment of the Exchange or the Restructuring Transactions other than in accordance with Section 7.1 or Section 7.2, or (c) any failure by the Company to perform or comply with any covenant or agreement on its part contained in this Agreement.

Section 6.3 Effect of Investigation. The representations, warranties and covenants of the Company, and the Indemnified Parties’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Indemnified Party or by reason of the fact that such Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Parties’ waiver of any condition set forth in Sections 5.1 or 5.3, as the case maybe.

ARTICLE VII

CERTAIN TAX MATTERS

Section 7.1 First Lien Debt Contribution Transactions. The First Lien Debt Contribution Agreement shall survive the execution and delivery of this Agreement and the Company, Sub I-A and Sub I-B shall remain subject to and comply with all terms and conditions of the First Lien Debt Contribution Agreement.

Section 7.2 Restructuring Transactions. Except with the prior written consent of Cetus, the Company and its current and future subsidiaries (including the Subsidiaries) shall prepare and file all Tax Returns consistent with (and, other than as required pursuant to a final determination within the meaning of Section l313(a) of the Code or corresponding provisions of state, local or foreign Law, shall not take a position inconsistent with) the First Lien Debt Contribution Agreement and the following:

(a) The Exchange shall be treated as a taxable transfer of property consisting of the First Lien Debt to the Company solely in exchange for stock in the Company having an aggregate fuir market value as of the date of the Exchange equal to the amounts paid by Cetus for the First Lien Debt in the recent acquisitions thereof by Cetus pursuant to purchase from unrelated third parties for cash. The First Lien Debt and any stock of Sub I-A and Sub I-B actually or constructively issued in exchange therefor shall be treated as having the same aggregate fair market value for all purposes of the Contribution Agreement.

(b) As a result of the Second Lien Debt Cancellation, IBP Holdings, LLC shall be treated as having recognized debt cancellation income (“Second Lien COD”) in an amount equal to the amount of Second Lien Debt less $11,987,498, which was recognized in 2010, all of which Second Lien COD shall be allocated entirely to the members of IBP Holdings, LLC as of immediately before the Second Lien Debt Cancellation.

(c) As a result of the First Lien Debt Exchange, IBP Holdings, LLC shall be treated as having recognized debt cancellation income pursuant to Section 108(e)(8) of the Code with respect to the First Lien Debt (the “First Lien COD”) in an amount equal in the aggregate to the amount by which the adjusted issue price of the First Lien Debt at the time of the First Lien Debt Exchange exceeded the aggregate of all amounts paid by Cetus for the First Lien Debt, which the parties acknowledge and agree is the fair market value of the membership interests in IBP Holdings, LLC issued to Sub I-A and Sub I-B pursuant to the First Lien Debt Exchange. Pursuant

41

to the second sentence of Section 108(e)(8) of the Code and the Restated LLC Agreement, the First Lien Debt COD will be allocated entirely to the members of IBP Holdings, LLC other than Sub I-A and Sub I-B.

(d) The “closing of the books” method will be utilized to allocate tax items of IBP Holdings, LLC and IBP Holdings II to periods before and after the Closing.

Section 7.3 First Lien Debt and Second Lien Debt. Except in connection with the Exchange, pursuant to the First Lien Debt Cancellation Agreement dated as of November 4, 2011 between Cetus and the Company (the “First Lien Debt Cancellation Agreement”) and the Second Lien Debt Cancellation Agreement, or with the prior written consent of Cetus, neither the First Lien Debt nor the Second Lien Debt shall be sold, exchanged, modified, retired or otherwise disposed of.

ARTICLE VIII

COMPANY CALL RIGHT

Section 8.1 Company Call Right. Solely in the event the Company redeems all of the shares of Preferred Stock sold, assigned, conveyed, transferred and delivered to Cetus hereunder on or prior to November 4, 2014 pursuant to, and in accordance with, Article Fourth, Section 5(c)(ii) of the Certificate of Incorporation of the Company, as the same may be amended from time to time, the Company may, at its election any time and from time to time prior to December 31, 2014, purchase up to 50,000 shares of Common Stock from Cetus at a purchase price of $0.01 per share (the “Call Right’’). The Company shall send written notice of its exercise of the Call Right to Cetus not less than twenty (20) days prior to the date on which shares of Common Stock shall be purchased by the Company. Upon exercise of the Call Right, Cetus shall surrender the certificate or certificates representing such shares (or, if Cetus alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the aforementioned written notice. In the event less than all of the shares of Common Stock represented by a certificate are purchased by the Company, a new certificate representing the unpurchased shares of Common Stock shall promptly be issued to Cetus.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (a) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; (b) if delivered by internationally recognized courier (appropriately marked for next day delivery), one (1) Business Day after sending; or (c) if delivered by first class, registered or certified mail (return receipt requested), three (3) Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Cetus, to:

Cetus Capital II, LLC

8 Sound Shore Drive, Suite 303

Greenwich, CT 06830

Attention: Robert Davis

Telephone: (203) 552-3586

Facsimile: (203) 552-3550

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton, LLP

30 Rockefeller Plaza

New York, NY 10112

Attention: Shon E. Glusky, Esq.

Telephone: (212) 634-3060

Facsimile: (212) 655-1717

(b)	if to the Company, to:

CCIB Holdco, Inc.

495 South High Street

Suite 50

Columbus, OH 43215-5689

Attention: Michael T. Miller

Telephone: (614) 221-3224

Telecopy: (614) 221-3214

with a copy (which shall not constitute notice) to:

Calfee, Halter & Griswold, LLP

1100 Fifth Third Center

21 East State Street

Columbus, OH 43215-4243

Attention: Steven C. Karzmer, Esq.

Telephone: (614) 621-7013

Facsimile: (614) 621-0010

Section 9.2 Entire Agreement. This Agreement, the Related Agreements, the schedules and exhibits hereto and thereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 9.3 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.5 Successors and Assigns; Parties in Interest.

(a) This Agreement shall be binding upon the Company and Cetus and its successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and the Indemnified Parties and the respective successors and assigns (if any) of the foregoing.

(b) No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Cetus, except that Cetus may assign its rights and delegate its obligations hereunder to any Affiliate without the consent of the Company.

(c) Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. This Agreement is intended to benefit the Indemnified Parties, and each Indemnified Party shall be deemed a third-party beneficiary of this Agreement and this Agreement shall be enforceable thereby. Except as set forth in this Section 9.5(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.

Section 9.6 Amendments; Waiver. This Agreement may be amended at any time by execution of an instrument in writing signed by Cetus and the Company, No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 9.7 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. Each party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party waives in all disputes any objection that it may have to the location of jurisdiction of the court designated to consider such dispute in accordance with the first sentence of this Section 9.7. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.8 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(e) Whenever this Agreement requires the disclosure of an agreement on the Company Disclosure Schedule or the delivery to Cetus of an agreement, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, change order, and any other similar instrument or document relating to that agreement.

(f) References to “dollars” and “$” mean dollars in lawful currency of the United States of America.

Section 9.9 Certain Waivers.

(a) EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS, EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WANES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY OR SIMILAR DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

(b) EACH OF THE COMPANY AND CETUS (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii)ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

Section 9.10 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

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IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative(s), as of the date first written above.

CCIB HOLDCO, INC.

By:	/s/ Robert E. Davis
Name:	Robert E. Davis
Title:	President

CETUS CAPITAL II, LLC

By:	/s/ Robert E. Davis
Name:	Robert E. Davis
Title:	Managing Director

SCHEDULE 1

RESTRUCTURING DOCUMENTATION

Set forth below is a list of the Restructuring Documentation; provided, no document shall be considered Restructuring Documentation unless and until it has been completed, executed and delivered in a form approved in writing by Cetus.

•	Second Lien Debt Cancellation Agreement

•	SPE Contribution Agreement

•	This Agreement

•	First Lien Debt Cancellation Agreement

•	Restated LLC Agreement

•	Such documents and instruments as Cetus determines in its discretion to be necessary or advisable in connection with the formation and organization of Merger Sub I-A, Merger Sub 1-B, Merger Sub TI-A and Merger Sub II-B.

•	The IBP Holdings Merger Agreement, which shall include a certificate of merger and merger agreement and such other documents and instruments as Cetus determines in its discretion to be necessary or advisable.

•	The IBP Holdings II Merger Agreement, which shall include a certificate of merger and merger agreement and such other documents and instruments as Cetus determines in its discretion to be necessary or advisable.

•	SPE Operating Agreement

•	Certificate of incorporation and Stockholders Agreement of CCIB Holdco, Inc.

•	All agreements and other documentation to be executed and delivered in connection with the BofA Refinancing.

SCHEDULE 2

RESTRUCTURING TRANSACTIONS

Set forth below are the Restructuring Transactions:

•	Second Lien Debt Cancellation.

•	SPE Acquisition.

•	Exchange.

•	Contribution of First Lien Debt to the capital of Sub I-A and Sub I-B.

•	First Lien Debt Exchange and execution and delivery of Restated LLC Agreement.

•	Formation by Sub I-A of Merger Sub I-A as a transitory entity organized and existing solely for purposes of implementing the IBP Holdings Merger.

•	Formation by Sub I-B of Merger Sub I-B as a transitory entity organized and existing solely for purposes of implementing the IBP Holdings Merger.

•	Formation by Sub II-A of Merger Sub II-A as a transitory entity organized and existing solely for purposes of implementing the IBP Holdings II Merger.

•	Formation by Sub II-B of Merger Sub II-B as a transitory entity organized and existing solely for purposes of implementing the IBP Holdings II Merger.

•	The IBP Holdings Merger.

•	The IBP Holdings II Merger.

•	The BofA Refinancing.

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION